Exhibit 10.1

             Compensation for Service of the Board of Directors of
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                          First Aviation Services Inc.
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Effective as of June 1, 2005.

Each of the company's non-employee directors receives an annual fee of $25,000, paid in installments each quarter in shares of the company's common stock. In addition, each non-employee director receives $2,000 in cash for attendance at meetings of the board of directors or committees thereof, except for four regularly scheduled board meetings and the annual shareholder's meeting, but not more than $2,000 for all board and committee meetings that occur on the same day.

Members of the board of directors are reimbursed for actual expenses of attendance at meetings.



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